Exhibit 99.1

Carmell Announces Successful Closing of Merger with Axolotl Biologix and Launch of a New Brand Identity

August 9, 2023

PITTSBURGH & FLAGSTAFF, Ariz.—(BUSINESS WIRE)—Carmell Corporation (Nasdaq: CTCX) (“Carmell”), a regenerative care company today announced the successful closing of the previously announced merger with Flagstaff-based Axolotl Biologix, a profitable regenerative medicine company developing products for active soft tissue repair, aesthetics and orthopedic indications (“Axolotl”).

As previously indicated, the initial merger consideration consists of $8 million in cash and $57 million in CTCX common and preferred shares. The number of CTCX common shares was calculated based on a 30-day average of daily volume-weighted average price of the CTCX common shares, which was $7.05 per common share as of Closing. The $8 million in initial cash consideration is due on completion of certain Conditions Subsequent to Closing. Additionally, the following milestone payments are due:

•	$10 million on achievement of $60 million in FY23 audited revenue

•	$10 million on achievement of $80 million in FY23 audited revenue

•	$10 million on achievement of 10% penetration or at least $10 million in booked TTM sales within 3 years of Closing for the Group Purchasing contract executed in Q2 FY23

•	$5 million on execution of a National Purchasing Contract within 18 months of Closing

•	$40 million on achievement of certain clinical milestones.

Carmell also announced a change in its corporate identity from “Carmell Therapeutics Corporation” to “Carmell Corporation” and a new brand logo to reflect its broader focus on non-therapeutic indications in aesthetics.

Said Mr. Josh Sandberg, CEO of Axolotl, “I am impressed with continued synergy and experienced leadership we have seen throughout this process. Being a part of a decisive and calculated team is going to lead to great combined success. Personally, I am extremely excited to work with Rajiv as we continue to build out the platform through organic as well as M&A strategies.”

Said Mr. Rajiv Shukla, Executive Chairman of Carmell, “With the closing of the Axolotl Biologix transaction, Carmell is well positioned to meet our goal of profitably achieving $100 million in FY24 revenue. In addition to exploring acquisitions of other commercial businesses, we are also working actively towards launching our first cosmeceutical product for skin rejuvenation by FY24.”

About Axolotl

Axolotl has a portfolio of commercial products based on human amnion grafts for use in diabetic foot ulcers, venous foot ulcers and burns. Axolotl is also developing regenerative products for Foot/Ankle osteoarthritis, Androgenetic Alopecia and Skin rejuvenation. For more information, visit www.axobio.com

About Carmell

Carmell is developing allogeneic plasma-based biomaterials designed to boost innate regenerative pathways across a variety of skin and bone healing indications. Carmell received FDA clearance for a Phase 2-stage clinical trial designed to study accelerated healing and reduced infections in open tibia (shinbone) fractures with intramedullary rodding and is planning a Phase 2 trial for Foot/Ankle Fusion. Pre-clinical development is also underway in Spinal Fusion, Dental Bone Graft Substitute, Androgenetic Alopecia, Active Soft Tissue Repair and Cosmetic Skin Rejuvenation. For more information, visit www.carmellrx.com

Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding the proceeds of the business combination, the leadership of the combined company, the benefits of the transaction, as well as statements about the potential attributes and benefits of Axolotl’s product candidates and the format and timing of Axolotl’s product development activities and clinical trials. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results, including, among others, the ability to recognize the anticipated benefits of the transaction, the outcome of any legal proceedings that may be instituted against Carmell following completion of the transaction, the impact of COVID-19 on Axolotl’s business, costs related to the proposed transaction, changes in applicable laws or regulations, the possibility that CTCX or Axolotl may be adversely affected by other economic, business, and/or competitive factors, and other risks and uncertainties, including those to be included under the header “Risk Factors” in the registration statement on Form S-4 filed by ALPA with the SEC, as amended (File No. 333-269733). Most of these factors are outside of Carmell’s control and are difficult to predict. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.